
<ARTICLE> 5
<LEGEND> This Schedule contains summary financial information extracted from the consolidated balance sheets and consolidated statements of income and is qualified in its entirety by reference to such financial statements.


<PERIOD-TYPE>               9-MOS
<FISCAL-YEAR-END>           APR-30-1995
<PERIOD-END>                APR-30-1995
<CASH>                           38,211
<SECURITIES>                      5,851
<RECEIVABLES>                     7,436<F1>
<ALLOWANCES>                      2,746
<INVENTORY>                           0
<CURRENT-ASSETS>                      0
<PP&E>                          689,718
<DEPRECIATION>                   59,909
<TOTAL-ASSETS>                  711,887<F2>
<CURRENT-LIABILITIES>                 0
<BONDS>                         129,139
<COMMON>                        615,772
<PREFERRED-MANDATORY>                 0
<PREFERRED>                           0
<OTHER-SE>                      (46,426)
<TOTAL-LIABILITY-AND-EQUITY>    711,887<F3>
<SALES>                               0
<TOTAL-REVENUES>                 94,779
<CGS>                                 0
<TOTAL-COSTS>                    41,642
<OTHER-EXPENSES>                  1,724
<LOSS-PROVISION>                    680
<INTEREST-EXPENSE>                3,766
<INCOME-PRETAX>                  46,967
<INCOME-TAX>                          0
<INCOME-CONTINUING>              46,967
<DISCONTINUED>                        0
<EXTRAORDINARY>                       0
<CHANGES>                             0
<NET-INCOME>                     46,967
<EPS-PRIMARY>                       .89
<EPS-DILUTED>                       .89

<F1> Notes and Accounts Receivables-Trade is Net of Allowances
     for Doubtful Accounts.
<F2> Other Assets not shown are:  Mortgages and Notes Receivable,
     Other Receivables, Prepaid Expenses and Deferred Charges, Other Assets which total $30,580.
<F3> Additional Liabilities not shown are: Other Liabilities, and
     Tenants' Security Deposits which total $13,402.


